Exhibit 99.1

ION announces new appointments to its Board of Directors

HOUSTON – June 30, 2021 – ION Geophysical Corporation (NYSE: IO) today announced the election of Mr. Mark Doran and Mr. Gary Pittman to its Board of Directors, effective June 28, 2021. Each was also appointed to the Audit Committee of the Board.

Mr. Doran brings over 30 years of experience as a banker and private equity executive to ION. He is the Founder of Taft Point Capital, which invests in early and growth phase private companies. He also provides board level advice on strategic change and organization development. Previously, as a partner at the private equity firm Freeman Spogli & Co., he participated in fourteen transactions, investing approximately $1 billion of equity, which returned approximately $3 billion. He currently serves on the Board of Directors of Premier Brands Group (formerly Nine West Holdings) and of Surfacide, LLC, a manufacturer of UV-C hard surface disinfection systems. Mr. Doran holds a B.A. in Economics from Saint Michael’s College in Colchester, Vermont.

Mr. Pittman has over 30 years of corporate experience, including executive experience in the multi-client seismic data library business, and has advised both public and private companies in the energy and chemicals industries. Presently he is a Managing Director in Opportune’s Restructuring practice. Prior to joining Opportune, Gary served as CFO for Geokinetics Inc. Mr. Pittman has served as Chief Financial Officer of several public and private companies in various sectors, and has significant experience in mergers and acquisitions, divestments, IPOs, lease and project finance, and debt restructurings. Mr. Pittman earned his B.A. and M.B.A. from the University of Oklahoma.

Each of Mr. Doran and Mr. Pittman were appointed by the holder of the Company’s Series A Preferred Stock, in accordance with the recently completed restructuring transactions.  (The holder is the trustee under the indenture governing the Company’s 8.00% Senior Secured Second Priority Notes due 2025.)

“On behalf of ION and our Board of Directors, I would like to extend a warm welcome to Mark and Gary,” said Jay Lapeyre, Chairman of the Board.  “Both gentlemen bring investment expertise, financial acumen and leadership experience to the team.  Their knowledge and guidance will be valuable as we continue to navigate the current challenging macroeconomic backdrop and accelerate diversification into new markets.”

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contacts

ION (Investor relations)

Executive Vice President and Chief Financial Officer

Mike Morrison, +1 281.879.3615

mike.morrison@iongeo.com

ION (Media relations)

Vice President, Communications

Rachel White, +1 281.781.1168

rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; and political, execution, regulatory, and currency risks. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission, including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.